Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Second Quarter 2006 Results

East Hartford, Conn. – October 6, 2005—Cellu Tissue Holdings, Inc., an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the second quarter ended August 25, 2005.

Second Quarter 2006 Operating Results

Net sales totaled $86.0 million for the quarter ended August 25, 2005, compared to $86.3 million in the second quarter of the prior fiscal year, a decrease of $.3 million, or .3%.  For the quarter ended August 25, 2005 the Company sold 68,363 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is a decrease of 804 tons or 1.2% over the comparable period in the prior year.  Net sales within the Tissue Segment for the quarter ended August 25, 2005 totaled $60.8 million, an increase of .6% from $60.5 million for the comparable period in the prior year.  The increase for the Tissue Segment is attributable to growth in tissue converted product sales, partially offset by unfavorable tissue hard roll mix.   Net sales within the Machine-Glazed Paper Segment for the quarter ended August 25, 2005 totaled $25.2 million, a decrease of 2.4% from $25.8 million for the comparable period in the prior year.  The decrease for the Machine-Glazed Paper Segment is attributable to unfavorable price/mix.

For the quarter ended August 25, 2005, Cellu Tissue reported gross profit of $7.5 million or 8.7% of net sales, compared to $10.9 million or 12.7% for the comparable period in the prior year.  The decrease in gross profit is attributable to unfavorable machine-glazed and tissue hard roll price/mix as described above and a significant increase ($23/ton) in energy costs per ton over the comparable period in the prior year. Income from operations for the quarter ended August 25, 2005 was $3.3 million compared to $6.3 million for the comparable period in the prior year.  Income from operations in the Tissue Segment for the quarter ended August 25, 2005 was $2.8 million compared to $4.6 million for the second quarter in the prior year.    Income from operations in the Machine-Glazed Paper Segment for the quarter ended August 25, 2005 was $.9 million compared to $2.0 million for the second quarter in the prior year.  These decreases are the result of the decrease in gross profit as noted above, offset partially by a decrease in selling, general and administrative expenses from the prior year.  Included in selling, general and administrative expenses for the quarter ended August 25, 2005 is $.8 million in costs associated with the previously announced proposed transaction with Kohlberg & Company.

For the quarter ended August 25, 2005, the Company reported a pretax loss of $1.0 million, compared to pretax income of $4.4 million for the comparable period in the prior year.   Included in the prior year pretax income is a $2.4 million gain related to the sale of a previously idled paper machine at one of the Company’s mills.  For the quarter ended August 25, 2005, the Company experienced a net loss of $.9 million, compared to net income of $3.5 million for the comparable period in the prior year.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the quarter ended August 25, 2005 totaled $7.5 million, compared to $12.5 million for the comparable period in the prior year.  Included in current year EBITDA is $.8 million in costs associated with the previously announced proposed transaction with Kohlberg & Company. Included in prior year EBITDA is $2.4 million related to the recognition of a gain on the sale of a paper machine at one of the Company’s mills.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented:  “During the second quarter of fiscal 2006 we continued to experience growth in our tissue converting business but were faced with unfavorable tissue hard roll and machine-glazed price/mix concerns and significant increases in energy prices over the comparable period in the prior year.”

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our unaudited consolidated statements of operations, financial position and selected consolidated financial data, including information concerning our cash flow position, selected consolidated segment data, and reconciliations of consolidated net income from operations to consolidated EBITDA.   EBITDA is not a measure of performance under accounting principles generally accepted in the United States and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles.  We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including its ability to service debt.

Cellu Tissue’s management invites you to listen to our conference call on October 7, 2005 at 10 a.m. ET regarding second quarter fiscal 2006 financial results.  The dial-in number is (800) 553-0329 or International (612) 332-0932; participant code 798419.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Information about Cellu Tissue Holdings, Inc. is available on the Internet at www. cellutissue.com.

For further information, please contact Dianne Scheu, Chief Financial Officer of Cellu Tissue Holdings, Inc. @ 678-393-2651, Ext. 2164; scheud@cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended		Six Months Ended
	August 25 2005	August 26 2004	August 25 2005	August 26 2004

Net sales	$86,017	$86,275	$163,661	$165,060
Cost of goods sold	78,494	75,353	149,243	145,184
Gross profit	7,523	10,922	14,418	19,876

Selling, general and administrative expenses	3,822	3,967	6,848	7,590
Accelerated vesting of stock options-noncash	—	293	—	534
Compensation from redemption of stock options	—	—	—	3,414
Amortization of intangibles	355	336	694	693
Income from operations	3,346	6,326	6,876	7,645

Write-off of debt issuance costs and prepayment penalties				3,318
Interest expense, net	3,961	4,057	7,755	7,947
Foreign currency loss	383	212	284	196
Other (income) expense	(37)	(2,355)	(33)	(2,355)
Income (loss) before income tax expense (benefit)	(961)	4,412	(1,130)	(1,461)

Income tax expense (benefit)	(105)	876	(164)	(3,998)
Net (loss) income	$(856)	$3,536	$(966)	$2,537

CELLU TISSUE HOLDINGS, INC,

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	August 26 2004	February 28 2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,242	$26,959
Receivables, net	35,177	35,787
Inventories	27,666	24,601
Prepaid expenses and other current assets	4,268	3,499
Deferred income taxes	974	1,295
TOTAL CURRENT ASSETS	90,327	92,141
PROPERTY, PLANT AND EQUIPMENT, NET	96,680	97,314
DEBT ISSUANCE COSTS	6,475	7,168
GOODWILL	13,724	13,724
OTHER ASSETS	187	190
TOTAL ASSETS	$207,393	$210,537

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$19,282	$18,974
Accrued expenses	13,693	15,157
Accrued interest	7,221	7,416
Current portion of long-term debt	290	270
TOTAL CURRENT LIABILITIES	40,486	41,817
LONG-TERM DEBT, LESS CURRENT PORTION	160,637	160,790
DEFERRED INCOME TAXES	14,366	15,280
OTHER LIABILITIES	223	236
STOCKHOLDERS’ EQUITY(DEFICIENCY)	(8,319)	(7,586)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIENCY)	$207,393	$210,537

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Three Months Ended		Six Months Ended
	August 25 2005	August 26 2004	August 25 2005	August 26 2004

OPERATING ACTIVITIES
Net (loss) income	$(856)	$3,536	$(966)	$2,537
Write-off of debt issuance costs-noncash	—	—	—	2,894
Accelerated vesting of stock options-noncash	—	293	—	534
Deferred income taxes	(402)	—	(593)	—
Accretion of debt discount	74	75	146	148
Depreciation and amortization	4,418	4,026	8,765	8,002
Gain on sale of property, plant & equipment	(25)	(2,381)	(25)	(2,381)
Unearned compensation	—	151	—	297
Changes in working capital	5,161	1,741	(4,583)	(2,644)
Net cash provided by operating activities	8,370	7,441	2,744	9,387

INVESTING ACTIVITIES
Proceeds for sale of property, plant and equipment, net	—	4,004	—	4,004
Capital expenditures	(3,409)	(2,123)	(7,412)	(3,183)
Net cash (used in) provided by investing activities	(3,409)	1,881	(7,412)	821

FINANCING ACTIVITIES
(Payments) borrowings of debt, net	—	—	(280)	116,336
Borrowings (payments) on revolving line of credit, net	—	—	—	(10,953)
Cash dividends	—	—	—	(96,789)
Prepayment penalties	—	—	—	(424)
Debt issuance costs	—	(88)	(2)	(6,319)
Net cash (used in) provided by financing activities	—	(88)	(282)	1,851

Effect of foreign currency	395	190	233	107

Net increase (decrease) in cash and cash equivalents	5,356	9,424	(4,717)	12,166
Cash and cash equivalents at beginning of period	16,886	2,742	26,959	—
Cash and cash equivalents at end of period	$22,242	$12,166	$22,242	$12,166

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	August 25 2005	August 26 2004	August 25 2005	August 26 2004
NET SALES:
Tissue	$60,857	$60,501	$116,929	$115,514
Machine-Glazed Paper	25,160	25,774	46,732	49,546
Consolidated	$86,017	$86,275	$163,661	$165,060

INCOME FROM OPERATIONS:
Tissue	$2,766	$4,644	$5,345	$6,016
Machine-Glazed Paper	935	2,018	2,225	2,322
Corporate amortization of intangibles	(355)	(336)	(694)	(693)
	$3,346	$6,326	$6,876	$7,645

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended		Six Months Ended
	August 25 2005	August 26 2004	August 25 2005	August 26 2004

NET (LOSS) INCOME	$(856)	$3,536	$(966)	$2,537
Add back:
Depreciation and amortization	4,418	4,026	8,765	8,002
Interest expense	4,021	4,065	7,868	7,957
Income tax (benefit) expense	(105)	876	(164)	(3,998)
EBITDA	$7,478	$12,503	$15,503	$14,498